EXHIBIT 10.1

WILLIAMS PIPE LINE COMPANY, LLC

Up to $540,000,000

Floating Rate Series A Senior Secured Notes due October 7, 2007
Fixed Rate Series B Senior Secured Notes due October 7, 2007

AMENDMENT NO. 1
dated as of May 30, 2003
to Note Purchase Agreement
dated October 1, 2002

AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT

This Amendment No. 1 to Note Purchase Agreement (this “Amendment”) is entered into as of May 30, 2003 by and among each of the Holders (as defined below) party hereto, Williams Pipe Line Company, LLC, a Delaware limited liability company (the “Company”), Williams Energy Partners L.P., a Delaware limited partnership (the “Guarantor”), and WEG GP LLC, a Delaware limited liability company (“WEG GP”).

WHEREAS, the Company, the Guarantor and Williams GP LLC, a Delaware limited liability company (“Williams GP”), entered into that certain Note Purchase Agreement dated as of October 1, 2002 (the “Note Purchase Agreement”) among such parties and the several Purchasers listed in the Schedule A-1 and Schedule A-2 thereto for the sale and purchase of Company’s Floating Rate Series A Senior Secured Notes due October 7, 2007 and the Company’s Fixed Rate Series B Senior Secured Notes due October 7, 2007 (collectively, the “Notes”); and

WHEREAS, pursuant to the Assignment, Assumption and Amendment dated as of November 15, 2002 (the “Assignment and Assumption Agreement”) by and among Williams GP, WEG GP, the Guarantor, Williams Energy Services LLC, a Delaware limited liability Company (“WES”), and Williams Natural Gas Liquids Inc., a Delaware corporation (“WNGL”), Williams GP assigned to WEG GP, and WEG GP assumed, all obligations and rights of Williams GP in its capacity as general partner of the Guarantor, and WEG GP became a general partner of the Guarantor; and

WHEREAS, WES, WNGL and Williams GP (collectively, the “Selling Parties”) are negotiating a proposed transaction (the “Proposed Transaction”) providing for the sale of all of the Selling Parties’ interests in the Guarantor and WEG GP to WEG Acquisitions, L.P., a Delaware limited partnership (the “Buyer”), substantially as described in the Press Release attached as Exhibit A; and

WHEREAS, the Proposed Transaction would constitute a “Change of Control” for purposes of the Note Purchase Agreement; and

WHEREAS, the registered holders of the Notes (the “Holders”) have been asked to waive the “Fundamental Change Put” under the Note Purchase Agreement, in order to insure that the Notes remain outstanding and need not be repurchased as a result of the consummation of the Proposed Transaction; and

WHEREAS, the Holders have been asked to amend certain provisions of the Note Purchase Agreement in the manner provided in Section 1 in furtherance of the Proposed Transaction;

NOW THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

Section 1.                                WAIVER OF FUNDAMENTAL CHANGE PUT.

(a)          Effectiveness.  Effective as of consummation of the Proposed Transaction, the provisions of the Note Purchase Agreement referenced in Section 1(b) shall be waived as provided in this Section 1, and  such waiver shall then and at all times thereafter be deemed effective.

(b)         Waiver.  The following are waived: (i) the rights of the Holders under, and compliance with, Section 8.10(f) and Section 11 of the Note Purchase Agreement to the extent

(but only to the extent) that the Fundamental Change Put (as defined in the Note Purchase Agreement) would be triggered by the consummation of the Proposed Transaction and (ii) compliance with the provisions of the Note Purchase Agreement (including, without limitation, Section 18.1 thereof) to the extent (but only to the extent) that such provisions would require that the waivers set forth herein be made with and only with the written consent of the Guarantor, the Company and any of their respective Subsidiaries.

Section 2.                                AMENDMENTS.

(a)          Effectiveness.   Effective as of consummation of the Proposed Transaction, the Note Purchase Agreement shall be amended as provided in this Section 2, and the amendments effected by this Section 2 shall then and at all times thereafter be deemed effective, provided that the foregoing is subject to the satisfaction of each of the following conditions: (A) WEG GP, the Company, and the Guarantor shall have executed and delivered this Amendment; and (B) the Company shall have delivered to each of the Holders and Simpson, Thacher & Bartlett, an opinion of counsel in customary form as to the due authorization, execution, delivery of this Amendment by the Company, the Guarantor and WEG GP and the enforceability of this Amendment in accordance with its terms against the Company, the Guarantor and WEG GP.

(b)         General Partner References.  All references to the “General Partner” in the Note Purchase Agreement shall be deemed to be references to WEG GP, in its capacity as general partner of the Guarantor, and to its successors and assigns in such capacity, and all such references shall be deemed to not refer to Williams GP, in its capacity as general partner of the Guarantor or otherwise.

(c)          Definition of “Commonly Controlled Entity.”  The definition of the term “Commonly Controlled Entity” set forth in Schedule B (Defined Terms) to the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Company or the Guarantor within the meaning of Section 4001 of ERISA or is part of a group that includes the Company or the Guarantor and that together with the Company or the Guarantor is treated as a single employer under Section 414 of the Code.

(d)         Definition of “Consolidated EBITDA.”  The definition of the term “Consolidated EBITDA” set forth in Schedule B (Defined Terms) to the Note Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses and (f) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For purposes of calculating Consolidated EBITDA for the third and fourth quarters of 2002 and the first quarter of 2003, adjustments shall be made to income and expenses that resulted from the acquisition of the Company by the Guarantor in the second quarter of 2002, as set forth on Schedule D.  For purposes of calculating Consolidated EBITDA for any period encompassing the quarter in which the Proposed Transaction (as defined in Amendment No. 1 to the Note Purchase Agreement, dated as of May 30, 2003) occurs and thereafter, adjustments shall be made to income and expenses as set forth on Schedule A to such Amendment No. 1.  For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of compliance with Section 9.1(a), (i) if at any time during such Reference Period the Guarantor or the Company or any of their respective Subsidiaries shall have made any Disposition other than in the ordinary course, the Consolidated EBITDA of the Guarantor or Company, as applicable, for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Guarantor or the Company or any of their respective Subsidiaries shall have made an asset acquisition other than in the ordinary course, Consolidated EBITDA of the Guarantor or the Company, as applicable, for such Reference Period shall be calculated after giving pro forma effect thereto as if such asset acquisition occurred on the first day of such Reference Period.

(e)          Definition of “ERISA Affiliate.”  The definition of the term “ERISA Affiliate” set forth in Schedule B  (Defined Terms) to the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or the Guarantor under Section 414 of the Code.

(f)            Definition of “Omnibus Agreement”  The definition of the term “Omnibus Agreement” set forth in Schedule B  (Defined Terms) to the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Omnibus Agreement” means the New Omnibus Agreement, dated as of the date of the Proposed Transaction (as defined in Amendment No. 1 to the Note Purchase Agreement, dated as of May 30, 2003), among WEG Acquisitions, L.P.,  Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc., and The Williams Companies.

(g)         Definition of “Plan.”  The definition of the term “Plan” set forth in Schedule B  (Defined Terms) to the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company, the Guarantor, any ERISA Affiliate, or any Commonly

Controlled Entity or with respect to which the Company, the Guarantor, any ERISA Affiliate or any Commonly Controlled Entity may have any liability.

Section 3.                                MISCELLANEOUS.

(a)                                  Confidentiality.  The information contained herein and in the materials accompanying this Amendment is strictly confidential and shall constitute “Confidential Information” as defined in the Note Purchase Agreement.  Accordingly, the Holders agree not to disclose any such information in any manner, except as permitted by the Note Purchase Agreement.

(b)                                 Ratification.  Except as expressly provided herein, the Note Purchase Agreement remains in full force and effect, and is hereby ratified and confirmed by the parties hereto.

(c)                                  Successors and Assigns.  All covenants and other agreements contained in this Amendment by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

(d)                                 Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(e)                                  Construction.  Schedule A attached hereto is deemed to be a part of this Amendment.  In addition, each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

(f)                                    Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

(g)                                 Governing Law.  This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

(h)                                 Termination.  This Amendment shall be effective as of the date of the Proposed Transaction, provided that if the Proposed Transaction has not occurred on or before September 30, 2003, this Amendment shall not become effective.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

WEG GP LLC

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Authorized Signatory

WILLIAMS ENERGY PARTNERS L.P.

By: WEG GP LLC, its General Partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Authorized Signatory

WILLIAMS PIPE LINE COMPANY, LLC

By: WILLIAMS ENERGY PARTNERS L.P., its Sole Member

By: WEG GP LLC, its General Partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION			METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Kevin P. Walsh		By:	/s/ Stuart L. Ashton
Name:	Kevin P. Walsh		Name:	Stuart L. Ashton
Title:	Manager - Operations		Title:	Director

NEW ENGLAND LIFE INSURANCE COMPANY			TEXAS LIFE INSURANCE COMPANY

By:	Metropolitan Life Insurance Company, as Investment Advisor		By:	Metropolitan Life Insurance Company, as Investment Advisor

By:	/s/ Stuart L. Ashton		By:	/s/ Stuart L. Ashton
Name:	Stuart L. Ashton		Name:	Stuart L. Ashton
Title:	Director		Title:	Director

METROPOLITAN INSURANCE AND ANNUITY COMPANY			ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Gerald P. Marcus		By:	ING Investment Management LLC, as Agent
Name:	Gerald P. Marcus
Title:	Vice President		By:	/s/ Christopher P. Lyons
			Name:	Christopher P. Lyons
			Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA			PRUCO LIFE INSURANCE COMPANY

By:	/s/ Jay D. Squiers		By:	/s/ Jay D. Squiers
Name:	Jay D. Squiers		Name:	Jay D. Squiers
Title:	Vice President		Title:	Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY			NEW YORK LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as		By:	/s/ Lisa A. Scuderi
	Investment Advisor)		Name:	Lisa A. Scuderi
			Title:	Investment Vice President
	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jay D. Squiers
Name:	Jay D. Squiers
Title:	Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION		SUNAMERICA LIFE INSURANCE COMPANY FIRST SUNAMERICA LIFE INSURANCE COMPANY

By:	New York Life Investment Management LLC, its Investment Manager	By:	AIG Global Investment Corp., investment advisor

By:	/s/ Lisa A. Scuderi
Name:	Lisa A. Scuderi	By:	/s/ Victoria Y. Chin
Title	Investment Vice President	Name:	Victoria Y. Chin
		Title:	Vice President

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA		FORT DEARBORN LIFE INSURANCE COMPANY

By:	/s/ Brian Keating	By:	Guardian Investor Services LLC
Name:	Brian Keating
Title:	Director - Fixed Income	By:	/s/ Brian Keating
		Name:	Brian Keating
		Title:	Director - Fixed Income

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.		TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Brian Keating	By:	/s/ Marietta Moshiashvili
Name:	Brian Keating	Name:	Marietta Moshiashvili
Title:	Director - Fixed Income	Title:	Associate Director

TIAA-CREF LIFE INSURANCE COMPANY

By:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, as Investment Manager

By:	/s/ Marietta Moshiashvili
Name:	Marietta Moshiashvili
Title:	Associate Director

SCHEDULE A
TO AMENDMENT NO. 1

Certain Adjustments to Consolidated EBITDA

Consolidated EBITDA in any period shall be increased by each of the following:

(a)                                  the amount of the general and administrative expenses of the Company or the Guarantor for such period paid by WEG Acquisitions, L.P. during or with respect to such period  in accordance with the terms of the New Omnibus Agreement (as defined below) that, in accordance with the terms of the New Omnibus Agreement, is not required to be reimbursed to WEG Acquisitions, L.P. by the Company or the Guarantor, provided that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Company or the Guarantor was reduced for such period as a result of the inclusion of such amount of general and administrative expenses on the income statement of the Company or the Guarantor for such period;

(b)                                 the amount of payments made by any of The Williams Companies, Inc,. Williams Energy Services, LLC, or WEG Acquisitions, L.P. during or with respect to such period  in accordance with Article IV of the New Omnibus Agreement or Section 8.2 of the Purchase Agreement (as defined below) as indemnification for Covered Environmental Losses (as defined in the New Omnibus Agreement) or environmental remediation obligations, provided that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Company or the Guarantor was reduced for such period as a result of the GAAP treatment of such payments as capital contributions rather than income;

(c)                                  the sum of (i) the amount of Implementation Costs (as defined in the Purchase Agreement and, when added to all Implementation Costs previously incurred, not exceeding $5,000,000 in the aggregate) that are incurred during such period and that, in accordance with the terms of the Purchase Agreement, are required to be borne by WEG Acquisitions, L.P., the Company or the Guarantor, and (ii) the amount of such Implementation Costs in excess of such $5,000,000 aggregate amount that are incurred during such period and that, in accordance with the terms of the Purchase Agreement, either (x) are not required to be borne by WEG Acquisitions, L.P., the Company or the Guarantor or (y) are reimbursed to WEG Acquisitions, L.P., the Company or the Guarantor, provided that in the case of this clause (ii) such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Company or the Guarantor was reduced for such period as a result of the inclusion of the Implementation Costs referred to in this clause (ii) on the income statement of the Company or the Guarantor for such period;.

(d)                                 with respect to any period encompassing the period in which the Proposed Transaction (as defined in Amendment No. 1 to the Note Purchase Agreement, dated as of May 30, 2003) occurs, the amount (if any) by which Consolidated Net Income of the Company or the Guarantor was reduced for such period as a result of the GAAP treatment of certain retiree healthcare (FAS 106), pension (FAS 87), and accrued paid-time off costs related to the employment by WEG Acquisitions, L.P. and its affiliates of former employees of The Williams Company, Inc. that were formerly involved, and that will continue to be involved, in providing services to the Guarantor, the General Partner, and the Company; and

(e)                                  with respect to any period encompassing the period in which the Proposed Transaction occurs, the amount of expenses that are deemed to be incurred by the Company or the Guarantor during or with respect to such period as a result of the accelerated vesting of certain Phantom Units (as defined in the Purchase Agreement) as a result of the consummation of the Proposed Transaction or events related to the consummation of the Proposed Transaction.

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For purposes of this Schedule, (i) the term “Purchase Agreement” means the Purchase Agreement, dated as of April 18, 2003, by and among Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc., Williams GP LLC, and WEG Acquisitions, L.P., and (ii) the term “New Omnibus Agreement” means the New Omnibus Agreement to be entered into in connection with the Proposed Transaction, by and among WEG Acquisitions, L.P., The Williams Companies, Inc., Williams Natural Gas Liquids, Inc., and Williams Energy Services, LLC, as each such agreement referred to clause (i) and (ii) may be amended, supplemented or otherwise modified after the date hereof, but without giving effect to any such amendment, supplement or other modification thereto not otherwise consented to by the Required Lenders that would, as a result of the application of the adjustments to such amendments, supplements or other modifications provided for in this Schedule A, result in an increase in Consolidated EBITDA in excess of the increases therein provided for in this Schedule A.

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EXHIBIT A

TO AMENDMENT NO. 1

Press Release	Source: Williams Energy Partners L.P.

Williams Energy Partners Announces Buyer of General Partner Interest

Monday April 21, 8:03 am ET

TULSA, Okla., April 21 /PRNewswire-FirstCall/ — Williams Energy Partners L.P. (NYSE: WEG - News) announced today that Williams (NYSE: WMB - News) has agreed to sell its 54.6 percent interest in WEG to a new entity formed jointly by private equity firms Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. The transaction is expected to close in May 2003. The acquisition includes 100 percent of the ownership interest of the general partner of WEG, 1.1 million common units, 5.7 million subordinated units and 7.8 million Class B common units representing limited partner interests in WEG.

“The financial strength and breadth of the commercial relationships of Madison Dearborn and Carlyle/Riverstone will further enhance WEG’s ability to make accretive acquisitions,” said Don Wellendorf, WEG’s chief executive officer. “Our operations, focus on safety and commitment to customer service will not be impacted by the transaction.”

Madison Dearborn Partners, headquartered in Chicago, is one of the most experienced and largest private equity investment firms in the country with approximately $8 billion of assets under management. Madison Dearborn focuses on investments in several specific industries including natural resources, communications, consumer, health care and financial services.

Carlyle/Riverstone is a joint venture between The Carlyle Group and Riverstone Holdings. Riverstone Holdings is a New York-based energy and power-focused private equity firm with more than $750 million currently under management. The Carlyle Group is a global private equity firm with more than $15.8 billion under management. Carlyle invests in buyouts, venture, real estate, high yield and turnarounds in North America, Europe and Asia.

The change in control of the general partner interest also will result in the following:

•                  Under current agreements between Williams and WEG, Williams bears responsibility for WEG’s general and administrative costs over a specified cap, which escalates annually. As a result of the transaction, the agreements with Williams will terminate. The new owners of the general partner will continue to provide G&A services at costs equivalent to the cap during 2003. Beginning in 2004, the cap will escalate at 7 percent annually, which is a higher escalation rate than previous years. The increase in the escalation is expected to increase WEG’s cash G&A cost in 2004 by approximately $1.5 million;

•                  Accounting rules applicable to the organizational structure of the new entity will require the total general and administrative costs of WEG, including costs above the cap amount that will be reimbursed by the general partner, to be recorded as a WEG expense. Under the previous structure, only the G&A costs under the cap, which reflected WEG’s actual cash cost, were required to be recorded as a WEG expense. Actual cash G&A costs incurred by WEG will continue to be limited to the G&A cap amount and the amount of the reimbursement for costs above the cap will be recorded as a capital contribution by the general partner. The additional WEG expense of approximately $7 million in 2003 and $10 million in 2004 resulting from this accounting treatment will not impact distributable cash generated per unit or earnings per unit for the limited partners;

•                  Accounting rules applicable to the new entity also require that a liability for paid-time-off benefits, previously

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recorded on the books of Williams, be recorded on the books of WEG. As a result, WEG will record a one-time expense of approximately $5 million in the second quarter to establish this liability. This non-cash expense will not impact distributable cash generated per unit;

•                  WEG will incur one-time cash transition costs of approximately $5 million associated with its separation from Williams. These costs will be funded out of WEG’s current cash balance;

•                  Because the transaction involves a change in ownership of more than 50 percent of the partnership in one year, federal tax laws will require a modification to WEG’s 2003 taxable income. For 2003, WEG estimates the amount of taxable income will be approximately 75 percent of the cash distributed. WEG estimates the taxable income for the three-year period of 2004-2006 will average less than 20 percent of cash distributions;

•                  After the closing of the transaction, the new owners of the Class B common units plan to request a unitholder vote to allow the Class B units to convert to common units, as is provided in WEG’s partnership agreement. The Class B common units were issued to Williams as partial payment for the purchase of the Williams Pipe Line system in 2002. These units are equivalent to common units but do not currently have voting rights. Conversion of the Class B common units will not affect WEG’s earnings per unit, cash generation or distributions. Unitholders will receive additional information about this vote in the near future; and

•                  As a result of the change of control that will occur at closing, approximately 174,000 units issued under the 2001 and 2002 equity-based incentive compensation plans will vest, resulting in a net increase in expense of approximately $1 million for the year. The net increase results from an expense of approximately $2 million in the second quarter offset by a reduction in expenses in the second half of the year of approximately $1 million. Vesting of the units will not impact distributable cash generated per unit.

WEG plans to release its first-quarter 2003 earnings on Monday, April 28. Management has indicated it remains comfortable with the earnings guidance previously provided for 2003 even after the effect of the items described above.

WEG will continue to be operated by its current management team and its headquarters will remain in Tulsa, Okla.

“Riverstone principals have a long history with master limited partnerships, and we look forward to assisting WEG in identifying and financing accretive acquisition opportunities through our extensive energy industry relationships,” said Pierre Lapeyre, Jr., managing director of Carlyle/Riverstone. “We believe that WEG’s management team and asset base are extremely well-positioned to take advantage of the continued midstream asset rationalization and restructuring that is taking place in the energy sector. We expect organic growth and accretive acquisition opportunities will enable WEG to continue its excellent track record of distribution growth.”

“Madison Dearborn Partners is delighted to be acquiring a substantial interest in an industry leader with an outstanding management group,” said Justin S. Huscher, managing director of Madison Dearborn. “We are committed to assisting WEG pursue its acquisition strategy with the goal of growing cash distributions.”

Partnership management will host a conference call with analysts at 10:30 a.m. Eastern. To participate in the conference call, dial (800) 289-0518 and provide code 778493. International callers should dial (913) 981-5532 and provide the same code. A webcast also will be available at www.williamsenergypartners.com/calendar.jsp.

Audio replays of the conference call will be available from 3 p.m. Eastern on April 21 through midnight on April 25. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 778493. The webcast also will be available for replay at www.williamsenergypartners.com.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.

Source: Williams Energy Partners L.P.

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